                                                                   EXHIBIT 10.20

                          Transatlantic Holdings, Inc.
                                 80 Pine Street
                            New York, New York 10005

                        TIRS LICENSE AGREEMENT COVER PAGE

Allied World Assurance Company, Ltd. ("Licensee") has agreed to license the TIRS computer software from Transatlantic Holdings, Inc. ("THI") on the terms and conditions set forth in this License Agreement.

Customer Name                    Contact Information
Allied World Assurance           Name: Andrew Peel
Company, Ltd.                    Telephone: 441-505-5256 Fax No.
                                 Email Address:
                                 Mailing Address: 29 Richmond Road
                                                  Pembroke HM 08 Bermuda

Initial Term Start Date          Initial Term End Date
November 17, 2003                Subsequent to the Initial Term, this Agreement
                                 shall automatically renew for successive
                                 renewal terms of one (1) year each (Renewal
                                 Term) unless either party notifies the other of
                                 its desire not to renew prior to the expiration
                                 of the Initial Term or relevant Renewal Term.

TIRS Software Version            Maintenance and Upgrades
TIRS Version 7.000               THI will provide the upgrades and updates to
                                 the TIRS Software that are generally made
                                 available to licensees of the TIRS Software.

Required Environment             Training
Unix server running Informix     Five (5) consecutive days of onsite training is
IDS (database server) version    included with initial license agreement.
9.x or higher and Windows NT,    Additional training can be purchased from THI.
2000, or XP-based PC clients
running Informix Connect
version 9.x or higher.

Initial Term License Fees        Payment Due Date
Year 1: $1,000,000               December 15, 2003
Year 2: $1,100,000               October 17, 2004
Year 3: $1,200,000               October 17, 2005
Total: $3,300,000

                                                                        11/14/03

                 SOFTWARE LICENSE AGREEMENT TERMS AND CONDITIONS

     This Software License Agreement Terms and Conditions ("Agreement") is entered into as of November 14, 2003 (the "EFFECTIVE DATE") by and between Transatlantic Holdings, Inc. ("THI") and Allied World Assurance Company, Ltd. ("LICENSEE").

     1.   LICENSE GRANT

     1.1. Subject to the terms and conditions set forth herein, THI hereby grants to Licensee, a worldwide, nontransferable, nonexclusive, nonassignable, limited license and right to access, use, copy (as expressly permitted herein), and modify THI's The International Reinsurance Systems computer software product(s) (as identified on the Cover Page of this Agreement) together with all documentation and other materials accompanying such product(s) (together, the "TIRS SOFTWARE").

     1.2. Neither this Agreement nor the TIRS Software may be sold, leased, assigned, sublicensed or otherwise transferred by Licensee, in whole or in part, unless otherwise agreed in writing by THI.

     2.   SCOPE

     2.1. Licensee's use of the TIRS Software shall be limited to use to process only Licensee's own internal business. Licensee is authorized to make a reasonable number of copies of TIRS Software for the purposes of quality assurance, testing, backup and disaster recovery purposes. Licensee will keep records of each copy made, where such copy is located and the authorized user thereof. Such records will be available for inspection at any reasonable time by THI upon ten (10) days notice.

     2.2. Licensee has the right to develop interfaces to the TIRS Software in conjunction with its use of the TIRS Software. Such Licensee-developed software interfaces will remain the intellectual property of Licensee or its vendors.

     3.   DELIVERY; INSTALLATION; SOURCE CODE ESCROW

     3.1. The TIRS Software will be supplied as a run-time machine executable application on a date to be agreed between the parties. Source code for the TIRS Software is not licensed to Licensee, and will not be provided to Licensee unless otherwise agreed between the parties in writing.

     3.2. Licensee is responsible for providing the following operating environment upon which the TIRS Software will run: a Unix server running Informix IDS (database server) version 9.x. or higher and Windows NT, 2000, or XP-based PC clients running Informix Connect version 9.x or higher. Licensee shall furnish and make available its equipment and facilities as required for the installation, operation or maintenance of the TIRS Software, and take such action as may be necessary to ensure that the operating environment specified in this
          Section 3.2 is operable as of the agreed date of installation. Licensee is also responsible for obtaining all appropriate licenses, including all necessary licenses for the Informix software products, relating to the operating environment.

     3.3. THI will use commercially reasonable efforts to assist Licensee to install and configure the TIRS Software, and, if necessary, the Informix server software product.

     3.4. Within thirty (30) days after the Effective Date, THI shall enter into a source code escrow agreement (the "Source Code Escrow Agreement") with a reputable escrow agent (the "Source Code Escrow Agent") and make Licensee a beneficiary to the Source Code Escrow Agreement. In the event that the Source Code Escrow Agreement expires or is terminated, THI shall promptly notify Licensee thereof and THI agrees to immediately enter into a new escrow agreement on the same terms with another escrow agent, which shall be mutually agreed to by the parties. Upon making Licensee a beneficiary to the Source Code Escrow Agreement, THI will deposit with the Escrow Agent a documented copy of the source code form of the TIRS Software, a listing thereof, commentary, developer notes, libraries, tools, utilities and other related materials in a source code escrow account. If THI corrects any defects in the TIRS Software, or provides any new corrected releases, new versions, modifications or enhancements to the TIRS Software, THI shall simultaneously furnish the Escrow Agent with a corrected or revised copy of the source code form of the TIRS Software (the revised copies and the original copies, collectively, the "Escrowed Materials"). THI shall obtain the right in the Source Code Escrow Agreement for Licensee, as a beneficiary under the Source Code Escrow Agreement, to audit THI's escrow account with the Escrow Agent in order to confirm that THI has complied with its obligations to comply its obligations to deposit all of the materials and documents required pursuant to this Section.

     3.5. The Escrowed Materials will be released from escrow if THI becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition, or makes a general assignment for the benefit of creditors. Without any limitation of the rights granted to Licensee in Section 1 of this Agreement, THI hereby grants to Licensee, under any and all of THI's intellectual property rights (both now and in the future), a perpetual, irrevocable, non-exclusive right and license to access, use, display and modify the Escrowed Materials ("Source Code License Rights") solely for the purpose of supporting the TIRS Software; provided, that although the foregoing grant is effective as of the Effective Date, Licensee may exercise any such Source Code License Rights only upon the occurrence of the release of the Escrowed Materials to Licensee pursuant to this Section.

     3.6 All rights and licenses granted under or pursuant to this Agreement by THI are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses to rights to "Intellectual Property" as defined under the Code. The parties agree that Licensee, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against either party under the Code, either party shall be entitled to retain all of its rights under this Agreement.

     4.   TERM AND TERMINATION

     4.1. Term of License. Subject to earlier termination as described in
          Section 4.2, and unless otherwise agreed in writing by the parties, this Agreement shall commence on the Initial Term Start Date set forth on the Cover Page, and shall continue until the Initial Term End Date set forth on the Cover Page (such period being referred to as the "INITIAL TERM"). Thereafter, this Agreement shall automatically renew for successive renewal terms of one (1) year each ("RENEWAL TERMS"), unless either party notifies the other of its desire not to renew at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term then in effect.

     4.2. Termination of License. This Agreement may be terminated prior to the expiration of the Initial Term or any subsequent Renewal Term as follows:

               a. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party if the other party has breached any of its material obligations and has not cured such default prior to the expiration of the thirty (30) day period. In addition, either party will have the right to terminate this Agreement upon thirty (30) days prior written notice if a Force Majeure Condition (as defined in Section 12.4) has prevented performance by the other party for more than one hundred twenty (120) consecutive days.

               b. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party if a court or other governmental entity issues an order that requires THI to materially alter the TIRS Software or otherwise materially restricts or limits THI's ability to deliver or license the TIRS Software as it exists as of the Effective Date of this Agreement.

               c. THI may terminate this Agreement at any time upon written notice to Licensee if any assignment is made by Licensee for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of Licensee's property, or if

                    Licensee files a voluntary petition under federal bankruptcy laws or similar state or foreign statutes or such a petition is filed against Licensee and is not dismissed within forty-five (45) days, or if Licensee liquidates or otherwise winds up its business for any reason.

               d. THI may terminate this Agreement if a third party acquires Licensee, if Licensee merges with a third party, or if any entity that did not have a majority ownership interest in Licensee as of the Effective Date subsequently acquires a majority ownership interest in Licensee, by providing twelve months written notice to Licensee of such termination, following THI's actual knowledge of such change in control of Licensee.

     4.3. The parties agree that unauthorized use, disclosure or transfer of the TIRS Software may substantially diminish the value of such materials and irreparably harm THI, and therefore further agree that THI shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by law, to prevent or restrain a breach of this Agreement.

     4.4. Upon any expiration or termination of this Agreement, Licensee shall immediately return to THI (or, at THI's option, destroy and certify in writing to THI that it has destroyed) the original and all copies of the TIRS Software, including compilations, translations, partial copies, archival copies, upgrades, updates, release notes and training materials relating to the TIRS Software, and all security devices, if any, and media on which original copies of the TIRS Software are contained. If Licensee fails to return or destroy any such materials, it shall continue to pay all License Fees on an annual basis until such return or destruction, notwithstanding the termination of the License.

     5.   LICENSE FEES

     5.1. Initial License Term. The Licensee shall pay THI the License Fee according to the schedule set forth on the Cover Page. Licensee's failure to make such payments according to this schedule shall be considered a material breach of its obligations under this Agreement.

     5.2. Renewal Terms. No later than ninety (90) days prior to the beginning of each Renewal Term, Licensee shall pay THI a renewal License Fee equal to THI's then-current license fees. The terms and conditions for each Renewal Term, except for pricing, shall be the same as those contained in this Agreement unless otherwise modified in writing by THI and provided to Licensee prior to the beginning of the pertinent Renewal Term. THI shall give Licensee reasonable notice of any changes in the License Fees for any Renewal Term from their levels in the prior term. Licensee shall be obligated to pay the entire renewal License Fee for any Renewal Term that has commenced, regardless of the level of Licensee's actual or expected use of the TIRS Software during such Renewal Term. THI reserves the right to modify these Terms and Conditions by providing notice to Licensee of the new Terms and Conditions within thirty (30) days of the start of a Renewal Term.

     5.3. Payments Net. All payments, fees and other charges payable by Licensee to THI under this Agreement are net of all freight charges, taxes (including sales, value-added or use taxes), tariffs and other governmental charges, all of which shall be paid by Licensee. Licensee acknowledges that it is responsible for such governmental charges and that if THI is required to pay any such charges based on the TIRS Software, services or other items provided to Licensee, then such charges, but not any penalties or interest, shall be billed to and paid by Licensee. Licensee shall obtain and provide to THI any certificate of exemption or similar document required to exempt any transaction under this Agreement from sales tax, use tax or other tax liability.

     5.4. Payment Terms. All payments shall be made in U.S. Dollars.

     5.5. Effect of Early Termination. In the event that this License Agreement is terminated pursuant to Section 4.2, THI shall refund to Licensee the applicable License Fee, as pro-rated over the Initial Term or any applicable subsequent Renewal Term.

     6.   PROPRIETARY INFORMATION

     6.1. THI shall have sole and exclusive ownership of all right, title and interest in and to the TIRS Software and all modifications, updates, upgrades and enhancements thereto (including ownership of all trade secrets, copyrights, trademarks, service marks, and patentable inventions pertaining thereto), subject only to the rights and privileges expressly granted to you herein by THI. This Agreement does not provide Licensee with title or ownership of the TIRS Software, but only a right of limited use as provided herein. Licensee shall keep the licensed TIRS Software free and clear of all claims, liens, and encumbrances.

     6.2. This Agreement shall not be construed as an encumbrance or limitation of any kind on THI's right to develop or modify the TIRS Software in any way. In addition, this Agreement shall not be construed as an encumbrance or limitation of any kind on THI's right to transfer ownership of the TIRS Software or to license or sublicense the TIRS Software to any party, provided that the rights granted to Licensee in this Agreement shall remain in effect for the Initial Term and any subsequent Renewal Term.

     6.3. Licensee understands and agrees that THI considers the TIRS Software, Third Party Software (as defined in Section 8.1), associated documentation, and all modifications, updates, upgrades and enhancements thereto (including ownership of all trade secrets, copyrights, trademarks, service marks, and patentable inventions pertaining thereto this Agreement, and the pricing and any negotiated terms of this Agreement (collectively "THI Confidential Information"), as between THI and Licensee, to be the proprietary and confidential information of THI. Licensee agrees to maintain the THI Confidential Information in confidence and, except for the right of Licensee to make copies of the TIRS Software for the purposes authorized in
          Section 2.1 above, Licensee agrees not to disclose, duplicate or otherwise reproduce, directly or indirectly, the THI Confidential Information in whole or in part. Licensee may disclose THI Confidential Information to consultants retained by Licensee to the extent reasonably necessary solely for such consultants to assist Licensee in the permitted use of the TIRS Software and provided Licensee obligates such consultant to protect the confidentiality of the THI Confidential Information as contained herein.

     6.4. Licensee agrees that neither it nor anyone acting on its behalf, including Licensee's officers, directors, employees, agents, or any person or party acting at the request of Licensee, shall disassemble, reverse engineer, or reverse compile the TIRS Software in whole or in part. Licensee agrees to take reasonable steps to ensure that no unauthorized persons shall have access to the THI Confidential Information and that all authorized persons having access to the THI Confidential Information shall refrain from any such disclosure, duplication or reproduction. Licensee agrees not to remove any copyright notice or other proprietary markings from the THI Confidential Information, and any copy thereof made by Licensee for backup purposes shall contain the same copyright notice and proprietary markings contained on the copy of the TIRS Software furnished by THI to Licensee hereunder.

     6.5. If the THI Confidential Information will be provided or made available to the U.S. Government, any use, duplication, or disclosure by the U.S. Government of the THI Confidential Information shall be subject to the restrictions applicable to proprietary commercial computer software set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights clause at 48 CFR 52.227-19, as applicable.

     6.6. During its performance of this Agreement, THI may be supplied with or have access to written, tangible, oral or visual "Licensee Confidential Information," as defined below. THI shall maintain the Licensee Confidential Information in confidence, in a manner no less restrictive than it would use to maintain its own confidential information (in no case using less than a reasonable duty of care), and use Licensee Confidential Information solely for the purpose of THI performing its obligations under this Agreement and shall obligate its employees and permitted subcontractors to make no other use of such Licensee Confidential Information. THI and its employees and permitted subcontractors shall not disclose such Licensee Confidential Information to any third party, without Licensee's express written consent. "Licensee Confidential Information" shall mean all information concerning

          Licensee concerning Licensee's business affairs, property, methods of operation, processing systems or other information, in tangible, oral or visual information received by THI while on the premises of Licensee, or otherwise, and which THI personnel are likely to recognize as information which Licensee considers to be confidential and which Licensee takes reasonable precautions to protect from unauthorized use or disclosure.

     6.7. Each party acknowledges that its failure to comply with the provisions of this Section 6 may result in irreparable harm to the other for which a remedy at law may be inadequate, and therefore, in the event of breach or threatened breach by the recipient of information protected by this Section, the other party shall be entitled to seek equitable relief in the form of specific performance and/or an injunction for any such actual or threatened breach, in addition to the exercise of any other remedies at law and in equity.

     6.8. The confidentiality obligations in this Section shall not apply to information disclosed hereunder which:

               a.   was previously known to recipient;

               b. is or becomes generally available to the public through no fault of the recipient;

               c. is developed by or on behalf of the recipient independent of any information furnished under this Agreement; or

               d. is received by recipient from a third party as a matter of right.

          Provided, however, if THI, with respect to Licensee Confidential Information, or Licensee, with respect to THI Confidential Information, is required to disclose such information by law or by any governmental agency having jurisdiction pursuant to an order to produce or in the course of a legal proceeding pursuant to a lawful request for discovery, then, THI or Licensee, as applicable, shall utilize reasonable efforts to promptly notify the other of the order or request in discovery and reasonably cooperate with Licensee or THI, as applicable, if the other elects (at its expense) to seek to limit or avoid such disclosure by any lawful means.

     6.9. Licensee agrees that the TIRS Software is the intellectual property of THI. Licensee agrees not to directly or indirectly, register, apply for registration or attempt to acquire any legal protection for any of the TIRS Software or any proprietary rights therein.

     6.10. Licensee agrees to utilize reasonable efforts to notify THI immediately and in writing of all circumstances surrounding the unauthorized possession or use of the

          TIRS Software and associated documentation by any person or entity of which Licensee may become aware. Licensee agrees to cooperate with THI in any litigation relating to or arising from such unauthorized possession or use.

     6.11. Notwithstanding any other provision of this Agreement, the obligations set forth in this Section 6 will survive the termination of this Agreement for any reason. However, the confidentiality obligations set forth in this Section 6 will terminate 10 years after the expiration or termination of this Agreement.

     7.   WARRANTIES

     7.1. THI warrants that for a period of ninety (90) days from the date of installation, the TIRS Software, when properly used, will operate substantially in accordance with the specifications contained in its documentation. THI's entire liability and Licensee's exclusive remedy under this warranty shall be that THI will use reasonable commercial efforts to correct, provide a workaround for, or replace malfunctions in the TIRS Software, at THI's cost and expense, provided that written notice itemizing the malfunctions is given to THI during the warranty period.

     7.2. The warranty set forth above shall not apply to the degree that the malfunction occurs because (a) the affected TIRS Software has not been used in accordance with the TIRS documentation; (b) the affected TIRS Software has been altered, modified or converted by License without the prior written approval of THI; (c) of the malfunctioning of Licensee's hardware or software THI shall not be required to respond to a warranty claim hereunder to the extent that Licensee has not timely paid amounts due and owing to THI under this Agreement. THI does not warrant that TIRS Software will operate uninterrupted or error free, that the functions contained in the TIRS Software will operate in combination with other software or hardware selected by Licensee, or that the TIRS Software will meet Licensee's requirements.

     7.3. THI does not warrant that TIRS Software will operate in the event of any Force Majeure Condition (as defined in Section 12.4). Licensee is solely responsible for establishing its own disaster recovery plan.

     7.4. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE, THE TIRS SOFTWARE (INCLUDING ANY MODULES OR COMPONENTS LICENSED BY THI AND PROVIDED WITH THE TIRS SOFTWARE) IS BEING PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. THE PARTIES DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE OR NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, INTEGRATION, VALIDITY,


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

          EXCLUSIVITY, MERCHANTABILITY, NON-INTERFERENCE WITH ENJOYMENT, FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

     7.5. THE WARRANTIES SET FORTH IN THIS SECTION 7 ARE EXPRESSLY SUBJECT TO THE LIMITATIONS OF SECTION 11 (LIMITATION OF LIABILITY).

     8.   THIRD PARTY SOFTWARE

     8.1. The TIRS Software incorporates program elements and/or databases licensed from Actuate Corporation ("Actuate" and such software is referred to as "Third Party Software"), title to which is retained by Actuate.

     8.2. THIRD PARTY SOFTWARE, PROGRAM ELEMENTS AND DATA ARE PROVIDED "AS IS." THI DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR RESULTS OF USE, OF THE THIRD PARTY SOFTWARE, INCLUDING PROGRAM ELEMENTS AND/OR DATABASES IN THE THIRD PARTY SOFTWARE, OR RELATED MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS OR OTHERWISE. THI ASSUMES NO RISK AS TO PERFORMANCE AND RESULTS OF THE THIRD PARTY SOFTWARE.

     8.3. THI SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION AND THE LIKE) ARISING OUT OF THE USE, MISUSE, OR INABILITY TO USE THE THIRD PARTY SOFTWARE, PROGRAM ELEMENTS OR DATA SUPPLIED BY ACTUATE EVEN IF THI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     9.   SOFTWARE SUPPORT

     9.1. Support and Upgrades to the TIRS Software. Provided Licensee has paid the License Fees set forth in the Cover Page during the Initial Term and any subsequent Renewal Term, Licensee shall receive (i) reasonable telephone technical consultation during THI's normal business hours with THI's technical support staff on the use of the TIRS Software, and (ii) all upgrades and updates to the TIRS Software that are generally made available to licensees of the TIRS Software. Licensee agrees to install new versions and releases of the TIRS Software. Licensee further agrees and acknowledges that THI will maintain and support old versions of TIRS for a period of one (1) year from the date that Licensee is notified that a new version or release is available for installation.

     9.2. Training. THI agrees to provide up to five (5) consecutive days of on-site training during the Initial Term. During the Initial Term and any Renewal Term of this Agreement, additional training can be purchased from THI at THI's then-prevailing rates for training. For purposes of example, as of the Effective Date, THI's rate for training is as follows: $1500.00 per training day (6 hours) plus the addition of all travel related expenses including airfare, meals, and lodging.

     9.3. Access to Premises. Licensee shall grant to THI such access to Licensee's equipment and facilities, and to the TIRS Software installed on Licensee's equipment, as may be necessary or appropriate for THI to perform its obligations under this Agreement.

     9.4. Licensee Requested Customizations. Licensee may request a custom modification or addition to the TIRS Software exhibiting functionality that is beyond the scope of the TIRS Software as of the date of such request ("Customization"). THI, in its sole discretion, may agree to implement such Customization on terms and conditions that are mutually acceptable to THI and Licensee, and unless otherwise agreed between THI and Licensee, THI shall own the Customization and may make it available to any other party as THI may determine in its sole discretion.

     9.5. Development of TIRS Software. THI agrees that Licensee may submit recommendations to the TIRS roadmap committee, which is the decision-making body that determines the future enhancements and releases of the TIRS Software.

     10.  THI INDEMNIFICATION

     10.1. THI shall indemnify, defend, and hold Licensee and its officers, directors harmless from any action against Licensee to the extent that it is based on an allegation that the TIRS software and Third Party Software licensed hereunder has infringed an intellectual property right or trade secret, and pay those damages or costs related to the settlement of such action or finally awarded against Licensee in such action, including but not limited to attorneys' fees, provided that licensee (i) promptly notifies THI of any such action, (ii) gives THI full authority, information and assistance to defend such claim and
          (iii) gives THI sole control of the defense of such claim and all negotiations for the compromise or settlement thereof.

     10.2. THI shall have no liability hereunder with respect to any claim based upon (a) TIRS Software of the Third Party Software that has been materially modified by anyone other than THI; (b) use of other than the then-current release of the TIRS Software or the Third Party Software, if infringement could have been avoided by use of the then-current release and such current release has been made available to Licensee; (c) use of the TIRS Software or the Third Party Software in conjunction with Licensee data where use with such data gave rise to the infringement claim; (d) use of any software in a manner inconsistent with its documentation, and/or (e) use of


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          any TIRS Software or Third Party Software which use materially breaches this Agreement. In addition, THI shall have no indemnity obligation for claims of infringement resulting from any combination, operation or use of the TIRS Software or the Third Party Software, or any components thereof, with any software or hardware not supplied by THI.

     10.3. If THI determines that the TIRS Software or the Third Party Software is or is likely to be the subject of a claim of infringement, THI shall have the right (a) to replace Licensee's copy of the TIRS Software or Third Party Software with non-infringing software; (b) to modify such software so as to cause such software to be free of infringement; (c) to procure, at no additional cost to Licensee, the right to continue to use such software; or (d) to terminate the license to use the TIRS Software or Third Party Software and associated documentation, and refund to Licensee the applicable Licensee Fee (pro-rated over the License Term).

     10.4. Maximum Intellectual Property Indemnification. The maximum indemnity of THI to the Licensee for any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) covered by this
          Section 10, for all claims made under this Section 10 in the aggregate, shall be limited to the amount of licensee fees paid by Licensee to THI over the course of the twelve (12) months preceding the notification of THI by Licensee of a claim for indemnity under
          Section 10.1.

     10.5. THE PROVISIONS OF THIS SECTION 10 STATE THE EXCLUSIVE LIABILITY OF THI AND THE EXCLUSIVE REMEDY OF LICENSEE WITH RESPECT TO ANY CLAIM OF INTELLECTUAL PROPERTY OR TRADE SECRET INFRINGEMENT BY THE SOFTWARE OR ANY PART THEREOF, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF NON-INFRINGEMENT, AND INDEMNITIES WITH RESPECT THERETO.

     11.  LIMITATION OF LIABILITY

     11.1. Licensee's sole remedies for THI's liability regarding the performance of training, consulting, software support, or other services, if any, provided in conjunction with the software shall be limited to the re-performance of any defective service provided by THI, or if re-performance is not available or practical, then a pro-rata refund of the payments allocable to the defective service.

     11.2. Except as expressly specified in this license agreement, neither THI nor any third party from whom THI receives marketing or licensing rights ("TECH PARTNER") shall be liable for any loss or damage that may arise in connection with Licensee's use of the software. Licensee acknowledges that data conversion, including data input to the TIRS Software product, is subject to human and machine errors, omissions, delays and losses, including inadvertent loss of data or damage to media that may


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

          give rise to loss or damage. THI shall not be liable for any such errors, omissions, delays, or losses. Licensee is responsible for adopting reasonable measures to limit the impact of such problems, including backing up data, and adopting procedures to ensure the accuracy of input data; examining and confirming results prior to use, and adopting procedures to identify and correct errors and omissions, replace lost or damaged media, and reconstruct data. Licensee is also responsible for complying with all local, state, and federal laws pertaining to the use and disclosure of any data.

     11.3. IN NO EVENT SHALL THI OR ITS TECH PARTNERS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, EVEN IF THI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OF ANY KIND, EXCEPT WITH RESPECT TO THE DEFENSE OF INFRINGEMENT CLAIMS UNDER SECTION 10, ABOVE, IN NO EVENT SHALL LICENSEE BE ENTITLED TO ANY MONETARY DAMAGES AGAINST THI OR ITS TECH PARTNERS IN EXCESS OF THE LICENSE FEES PAID TO THI BY LICENSEE UNDER THIS AGREEMENT FOR THE YEAR IN WHICH THE CAUSE AROSE.

     12.  GENERAL

     12.1. No Waiver. The failure of either party to exercise any right granted herein, or to require the performance by the other party hereto of any provisions of this Agreement or the waiver by either party of any breach of this Agreement, will not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of the same or any other provisions of this Agreement.

     12.2. Assignment. Licensee may not assign this Agreement or any license granted hereunder whether by operation of law, change of control, or in any other manner, without the prior written consent of THI.

     12.3. Benefit. Subject to provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     12.4. Force Majeure. If the performance of this Agreement or any obligation hereunder, except for the making of payments hereunder, is prevented, restricted or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident, strikes or labor disputes affecting third-party vendors, inability to procure or obtain delivery of parts, supplies or power, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirements of any governmental agency, electrical power surges or outages or any act or condition whatsoever beyond the reasonable control of the affected party ("FORCE MAJEURE CONDITION"),


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

          the party so affected shall be excused from delays in performing or from its failure to perform hereunder, provided that such party takes reasonable steps to avoid or remove such cause of nonperformance and will resume performance hereunder with dispatch whenever such causes are removed.

     12.5. Export. Licensee shall not export, re-export or transfer, whether directly or indirectly, the TIRS Software or any system containing the TIRS Software outside the United States of America without first complying with the applicable export laws of the United States of America and the import laws of the country in which the TIRS Software is to be used.

     12.6. Priority. Inconsistencies between the various documents that comprise this Agreement shall be resolved in the following order of precedence, lower numbered item prevailing: (1) Cover Page(s), (2) Terms and Conditions, and (3) Exhibits and Schedules (if any).

     12.7. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be or becomes unenforceable or illegal, such provision shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion.

     12.8. Modifications In Writing. Any modification or amendment of any provision of this Agreement must be in writing and bear the signature of the duly authorized representative of each party.

     12.9. Venue. This Agreement is made and will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts-of-laws provisions.

     12.10. Prevailing Party. In the event a dispute arising under this Agreement results in litigation, the non-prevailing party shall pay the court costs and reasonable attorneys' fees of the prevailing party.

     12.11. Press Release. Licensee agrees that THI, upon the execution of this Agreement, may issue a press release, subject to Licensee's reasonable and prompt review, indicating that Licensee has chosen to use the TIRS Software.

     12.12. Integration. This Agreement sets forth the entire agreement and understandings between the parties hereto with respect to the subject matter hereof. This Agreement merges all previous discussions and negotiations between the parties and supersedes and replaces any other agreement that may have existed between THI and Licensee with respect to the subject matter hereof.

     12.13. Survival. The provisions of Sections 4.3, 4.4, 6, 7, 8, 11 and 12 shall survive the termination of this Agreement.


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

The parties hereby acknowledge that they have read, understand, and accept this Agreement and all Exhibits and Addenda hereto.

TRANSATLANTIC HOLDINGS, INC.             ALLIED WORLD ASSURANCE COMPANY, LTD.


BY: /s/ Gary Schwartz                    BY: /s/ Scott Carmilani
    -----------------------------------     ------------------------------------
NAME: Gary Schwartz                      NAME: Scott Carmilani
TITLE: Vice President & General Counsel  TITLE: Executive Vice-President
DATE: November 13, 2003                  DATE:  November 13, 2003

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